Results of October 11, 2001 shareholder meeting
(Unaudited)



	An annual meeting of shareholders of the fund was held on
	October 11, 2001. At the meeting, each of the nominees for
	Trustees was elected, as follows:

				  Votes		  Votes
				 		    for		withheld

	Jameson Adkins Baxter   47,770,753	1,339115
	C.B. Curtis		47,735,373	1,374,496
	John A. Hill		47,793,928	1,315,941
	Ronald J. Jackson	47,792,521	1,317,348
	Paul L. Joskow		47,767,880	1,341,988
	Elizabeth T. Kennan	47,755,502	1,354,367
	Lawrence J. Lasser	47,773,941	1,335,928
	John H. Mullin III	47,768,927	1,340,942

	Robert E. Patterson	47,772,028	1,337,841
	George Putnam, III	47,762,771	1,347,097
	A.J.C. Smith		47,761,860	1,348,009
	W. Thomas Stephens	47,781,461	1,328,408
	W. Nicholas Thorndike	47,770,894	1,338,975


	All tabulations are rounded to nearest whole number.